Exhibit 99.1

127 Industry Boulevard • North Huntingdon, PA 15642 • (724) 863-9663

FOR IMMEDIATE RELEASE

The ExOne Company Reports 2017 Second Quarter Results

•	Revenue of $10.8 million, impacted by timing but on track

•	2017 first half realized 22% growth in machine revenue over the same period in 2016

•	Backlog grew to $26.3 million

•	Revising 2017 revenue expectations to 20% - 25% growth; reiterating expectation for positive Adjusted EBITDA by year end

NORTH HUNTINGDON, PA, August 9, 2017 – The ExOne Company (NASDAQ: XONE) (“ExOne” or “the Company”), a global provider of three-dimensional (“3D”) printing machines and 3D printed and other products, materials and services to industrial customers, reported financial results today for the second quarter ended June 30, 2017.

“Timing impacted our $10.8 million reported revenue for the second quarter, as $2.8 million of revenue carried over into the third quarter by one day. However, our 2017 first half realized 22% growth in machine revenue over the same period in 2016. We believe we are on track to achieve full year consolidated revenue growth in the range of 20% to 25%, considering the exclusion of certain revenue associated with our exited facility,” stated Jim McCarley, ExOne’s Chief Executive Officer.

He continued, “Our operating results for the quarter include investments we are making in our technology, people, and processes to continue the advancement of binder jet technology in the marketplace. Based on our continuing progress, we expect these efforts will significantly improve our future financial performance. We remain confident in our strategic direction and in our pipeline of projects with both new and repeat customers.”

Second Quarter and First Half Revenue – Impacted by Timing

	Quarter Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2017		2016		2017		2016
Revenue by Product Line
3D Printing Machines	$4.3	39%	$4.8	41%	$8.5	39%	$7.0	35%
3D Printed and Other Products, Materials and Services	6.5	61%	7.0	59%	13.2	61%	13.2	65%

Total Revenue	$10.8	100%	$11.8	100%	$21.7	100%	$20.2	100%

Consolidated revenue for the 2017 second quarter was down 8% compared with the prior-year period. Machine revenue was down 11%. Compared with the 2016 second quarter, there was one less machine sold in the 2017 second quarter. While non-machine revenue was down 6%, by excluding approximately $0.8 million of second quarter 2016 revenue attributable to product lines that the Company has exited, the comparable non-machine revenue grew by 5%. The growth was due to a net increase in sales from the Company’s production service center (PSC) and ExOne adoption center (EAC) operations, and evidences increased customer acceptance of binder jet technology.

For the first half of 2017, revenue was up 7% over the 2016 first half. Machine revenue was up 22%, driven by three more machine sales in the 2017 first half. Excluding approximately $0.8 million of first half 2016 revenue attributable to product lines that the Company has exited, the comparable non-machine revenue grew by 6%.

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

Given the long sales cycle and significance of a machine’s average selling price relative to total revenue, fluctuations in machine-sale revenue vary from quarter to quarter. ExOne does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger trends.

Second Quarter Operations – Impacted By Inventory Write-off and Investments

($ in millions, except per-share amounts)	Q2 2017	Q2 2016	Change	% Change
Gross profit	$2.0	$3.5	($1.5)	(42%)
Gross margin	18.8%	29.8%
Operating loss	($6.3)	($3.1)	($3.2)	(104%)
Net loss	($6.4)	($2.9)	($3.5)	(118%)
Diluted EPS	($0.40)	($0.18)	($0.22)	(122%)

Gross profit was $2.0 million, resulting in an 18.8% gross margin for the 2017 second quarter, compared with 29.8% in the 2016 second quarter. The 2017 quarter was impacted by a $1.5 million charge for obsolete inventories. This was partially offset by approximately $0.3 million of net gains on the disposal of property and equipment related to the Company’s consolidation and exit from its North Las Vegas PSC. The 2016 second quarter gross profit benefited by approximately $0.5 million from a sale associated with an exited product line, partially offset by approximately $0.2 million of losses on disposals of property and equipment.

Brian Smith, ExOne’s Chief Financial Officer, commented, “The obsolete inventory charges of $1.5 million are associated with the completion of a design evaluation of our Exerial™ platform, as well as other activities to enhance our machine platforms. These charges were for obsolete raw material and component inventories, principally Exerial™ machine frames and other fabricated components.”

R&D expenses of $2.3 million for the quarter were up $0.4 million compared with the 2016 second quarter, attributable to investments in internal talent and external resources for machine and organizational development activities.

SG&A expenses increased to $6.0 million compared with $4.7 million in the prior-year quarter, due to investments in internal talent and external resources for technology advancement, as well as the impact of a bad debt recovery in the prior-year second quarter.

The Company anticipates the higher investment levels in both R&D and SG&A to continue on an absolute dollar basis, but decline as a percent of sales, over the balance of 2017.

The 2017 second quarter net loss was $6.4 million, or $0.40 per share, compared with a $2.9 million net loss, or $0.18 per share, in the second quarter of 2016.

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), a non-GAAP measure, was a $4.8 million loss in the 2017 second quarter, compared with a $1.4 million loss in last year’s second quarter. ExOne management believes that, when used in conjunction with other measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), Adjusted EBITDA assists in the understanding of its financial results. See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss (most directly comparable GAAP measure) to Adjusted EBITDA for the quarters ended June 30, 2017 and 2016.

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

First Half 2017 Review – Focused On Advancing Technology and Customer Validation

($ in millions, except per-share amounts)	YTD 2017	YTD 2016	Change	% Change
Gross profit	$3.6	$5.4	($1.8)	(33%)
Gross margin	16.7%	26.7%
Operating loss	($13.0)	($8.4)	($4.6)	(54%)
Net loss	($13.2)	($8.4)	($4.8)	(57%)
Diluted EPS	$(0.82)	$(0.53)	($0.29)	(55%)

Gross profit was $3.6 million, resulting in a 16.7% gross margin in the first half of 2017, compared with 26.7% in the first half of 2016. The 2017 first half was impacted by the $1.5 million charge for obsolete inventories previously described. Additionally, the 2017 first half was impacted by approximately $0.7 million of costs associated with the Company’s consolidation and exit from its North Las Vegas PSC and non-core specialty machining operations in Michigan, partially offset by approximately $0.3 million of net gains on the disposal of the impacted property and equipment. As previously noted, the 2016 first half benefited by approximately $0.5 million from a sale associated with an exited product line, partially offset by approximately $0.2 million of losses on disposals of property and equipment.

R&D expense was $4.3 million in the 2017 first half compared with $3.8 million in the 2016 first half, with the increase primarily occurring in the second quarter previously described.

SG&A for the 2017 first half was $12.3 million, up $2.3 million compared with the prior-year period. The increase was principally due to the factors previously described for the second quarter, as well as an impairment of intangible assets of $0.3 million associated with exited product lines and an increase in selling costs to support revenue growth.

The net loss was $13.2 million, or $0.82 per share, for the first half of 2017 compared with $8.4 million, or $0.53 per share, in the 2016 first half.

Adjusted EBITDA was an $8.6 million loss in the first half of 2017, compared with a $5.0 million loss in last year’s first half. ExOne management believes that when used in conjunction with other measures prepared in accordance with GAAP, that Adjusted EBITDA, a non-GAAP measure, assists in the understanding of its financial results. See the attached tables for important disclosures regarding the Company’s use of Adjusted EBITDA as well as a reconciliation of net loss to Adjusted EBITDA for the six months ended June 30, 2017 and 2016.

Capitalization – Cash Impacted by Inventory Build and Technology Investments

Cash, cash equivalents and restricted cash as of June 30, 2017 were $25.2 million, compared with $28.2 million at December 31, 2016. Cash used for operating activities during the first half of 2017 and 2016 was $6.9 million and $0.2 million, respectively. The first half 2017 cash used for operating activities reflects the impact of a higher net loss and increased working capital usage, primarily to support anticipated sales volume in the second half of 2017. Cash capital expenditures were $0.4 million for the first half of 2017 compared with $0.3 million for the first half of 2016. The first half of 2017 included $3.7 million of cash proceeds from the sale of property and equipment associated facility exits.

Outlook – Updating Sales Outlook Modestly, Reiterating Adjusted EBITDA Expectations

Mr. McCarley concluded, “We are revising our 2017 revenue outlook modestly, to a range of 20% to 25% growth. Our guidance is based on our backlog and anticipated growth in the second half, particularly in the fourth quarter. In the third quarter, we expect the Exerial™ beta machine sales will unfavorably impact earnings and we will continue to make investments in organizational and R&D activities. However, we remain convinced that these costs will prove to be good investments and we remain on track to reach positive Adjusted EBITDA by the end of the year. Additionally, we expect a total cash balance in excess of $20 million at year end.”

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

Webcast and Conference Call

ExOne will host a conference call and live webcast on Thursday, August 10 at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the 2017 second quarter, along with ExOne’s corporate strategies and outlook. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 689-8470. The webcast can be monitored on the Company’s website at www.investor.exone.com/

A telephonic replay of the conference call will be available from 11:30 a.m. ET on the day of the teleconference through Thursday, August 17, 2017. To listen to a replay of the call, dial (412) 317-6671 and enter the conference ID number 13665986, or access the webcast replay via the Company’s website, where a transcript will also be posted once available.

About ExOne

ExOne is a global provider of 3D printing machines and 3D printed and other products, materials and services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its installed base of 3D printing machines. ExOne’s machines serve direct and indirect applications. Direct printing produces a component; indirect printing makes a tool to produce a component. ExOne offers pre-production collaboration and print products for customers through its network of ExOne Adoption Centers (EACs) and Production Service Centers (PSCs). ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support that is necessary for purchasers of its 3D printing machines to print products. The Company believes that its ability to print in a variety of industrial materials, as well as its industry-leading volumetric output (as measured by build box size and printing speed) uniquely position ExOne to serve the needs of industrial customers.

Safe Harbor Regarding Forward Looking Statements

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the Company’s future financial or business performance, strategies, or expectations. Forward-looking statements typically are identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” as well as similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could” and “may.”

The Company cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and the Company assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in the Company’s reports, the following factors, among others, could cause results to differ materially from forward-looking statements or historical performance: the Company’s ability to enhance its current three-dimensional (“3D”) printing machines and technology and develop new 3D printing machines; its ability to qualify more industrial materials in which it can print; timing and length of sales of 3D printing machines; demand for ExOne products; the Company’s ability to achieve cost savings through consolidation or exiting of certain North American operations; the impact of increases in operating expenses and expenses relating to proposed investments and alliances; the availability of skilled personnel; the impact of market conditions and other factors on the carrying value of long-lived assets; the Company’s competitive environment and its competitive position; the Company’s ability to continue as a going concern; individual customer contractual requirements; the impact of customer specific terms in machine sale agreements on the period in which the Company recognizes revenue; the impact of loss of key management; risks related to global operations including effects of foreign currency and risks related to the situation in the Ukraine and the United Kingdom’s referendum to withdraw from the European Union; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the Company’s plans regarding increased international operations in additional international locations; the scope, nature or impact of alliances and strategic investments

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

and the Company’s ability to integrate strategic investments; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; the effect of litigation, contingencies and warranty claims; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the impact of disruption of our manufacturing facilities, production service centers or ExOne adoption centers; the adequacy of the Company’s protection of its intellectual property; expectations regarding demand for the Company’s industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; and material weaknesses in the Company’s internal control over financial reporting.

These and other important factors, including those discussed in the Company’s Annual Report on Form 10-K, may cause its actual results of operations to differ materially from any future results of operations expressed or implied by the forward-looking statements contained herein. Before making a decision to purchase ExOne common stock, you should carefully consider all of the factors identified in its Annual Report on Form 10-K that could cause actual results to differ from these forward-looking statements.

For more information, contact:

Brian Smith	Deborah K. Pawlowski / Karen L. Howard
Chief Financial Officer	Kei Advisors LLC
(724) 765-1350	(716) 843-3908 / (716) 843-3942
brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

The ExOne Company

Statement of Consolidated Operations

(in thousands, except per-share amounts)

(Unaudited)

	Quarter Ended June 30,		% Change	Six Months Ended June 30,		% Change
	2017	2016		2017	2016
Revenue	$10,799	$11,755	(8%)	$21,668	$20,169	7%
Cost of sales	8,773	8,249	6%	18,039	14,787	22%

Gross profit	2,026	3,506	(42%)	3,629	5,382	(33%)
Gross margin	18.8%	29.8%		16.7%	26.7%
Research and development	2,349	1,946	21%	4,348	3,839	13%
Selling, general and administrative	6,013	4,663	29%	12,276	9,988	23%

	8,362	6,609	27%	16,624	13,827	20%

Operating loss	(6,336)	(3,103)	(104%)	(12,995)	(8,445)	(54%)
Interest expense	23	22	5%	45	254	(82%)
Other expense (income) – net	35	(205)	NM	145	(298)	NM

	58	(183)	NM	190	(44)	NM

Loss before income taxes	(6,394)	(2,920)	(119%)	(13,185)	(8,401)	(57%)
Provision for income taxes	9	22	(59%)	9	18	(50%)

Net loss	$(6,403)	$(2,942)	(118%)	$(13,194)	$(8,419)	(57%)

Net loss per common share:
Basic	$(0.40)	$(0.18)	(122%)	$(0.82)	$(0.53)	(55%)
Diluted	$(0.40)	$(0.18)	(122%)	$(0.82)	$(0.53)	(55%)
Weighted average shares outstanding (basic and diluted)	16,046	15,994		16,037	15,870

NM: Not Meaningful

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The ExOne Company Reports 2017 Second Quarter Results

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The ExOne Company

Consolidated Balance Sheet

(in thousands, except per-share and share amounts)

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$24,051	$27,825
Restricted cash	1,112	330
Accounts receivable - net of allowance of $1,687 (2017) and $1,566 (2016)	6,566	6,447
Inventories - net	17,022	15,838
Prepaid expenses and other current assets	2,059	1,159

Total current assets	50,810	51,599
Property and equipment - net	49,011	51,134
Intangible assets - net	236	668
Other noncurrent assets	304	777

Total assets	$100,361	$104,178

Liabilities
Current liabilities:
Current portion of long-term debt	$133	$132
Current portion of capital leases	41	72
Accounts payable	4,365	2,036
Accrued expenses and other current liabilities	5,120	5,124
Deferred revenue and customer prepayments	10,539	7,371

Total current liabilities	20,198	14,735
Long-term debt - net of current portion	1,578	1,644
Capital leases - net of current portion	44	10
Other noncurrent liabilities	9	9

Total liabilities	21,829	16,398
Contingencies and commitments
Stockholders’ equity
Common stock, $0.01 par value, 200,000,000 shares authorized, 16,045,949 (2017) and 16,017,115 (2016) shares issued and outstanding	160	160
Additional paid-in capital	171,951	171,116
Accumulated deficit	(82,363)	(68,761)
Accumulated other comprehensive loss	(11,216)	(14,735)

Total stockholders’ equity	78,532	87,780

Total liabilities and stockholders’ equity	$100,361	$104,178

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

The ExOne Company

Statement of Consolidated Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2017	2016
Operating activities
Net loss	$(13,194)	$(8,419)
Adjustments to reconcile net loss to net cash used for operations:
Depreciation and amortization	3,589	2,862
Equity-based compensation	835	554
Amortization of debt issuance costs	3	207
Deferred income taxes	—	(29)
Provision (recoveries) for bad debts - net	132	(271)
Provision (recoveries) for slow-moving, obsolete and lower of cost or market inventories - net	1,835	(403)
(Gain) loss from disposal of property and equipment - net	(314)	198
Changes in assets and liabilities, excluding effects of foreign currency translation adjustments:
Decrease in accounts receivable	69	4,652
Increase in inventories	(3,358)	(545)
(Increase) decrease in prepaid expenses and other assets	(770)	820
Increase in accounts payable	2,111	208
Decrease in accrued expenses and other liabilities	(252)	(1,551)
Increase in deferred revenue and customer prepayments	2,390	1,550

Net cash used for operating activities	(6,924)	(167)
Investing activities
Capital expenditures	(392)	(331)
Proceeds from sale of property and equipment	3,677	44

Net cash provided by (used) for investing activities	3,285	(287)
Financing activities
Net proceeds from issuance of common stock - registered direct offering to a related party	—	12,447
Net proceeds from issuance of common stock - at the market offerings	—	595
Payments on long-term debt	(68)	(68)
Payments on capital leases	(45)	(41)

Net cash (used for) provided by financing activities	(113)	12,933
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	760	63

Net change in cash, cash equivalents, and restricted cash	(2,992)	12,542
Cash, cash equivalents, and restricted cash at beginning of period	28,155	19,672

Cash, cash equivalents, and restricted cash at end of period	$25,163	$32,214

Supplemental disclosure of noncash investing and financing activities
Transfer of internally developed 3D printing machines from inventories to property and equipment for internal use or leasing activities	$1,917	$1,997

Transfer of internally developed 3D printing machines from property and equipment to inventories for sale	$395	$682

Property and equipment included in accounts payable	$100	$20

Property and equipment acquired through financing arrangements	$48	$—

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

The ExOne Company

Additional Information

(Unaudited)

Machine Sales by Type

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
S-Max+™	—	—	—	1
S-Max®	2	1	6	1
S-Print®	—	2	—	2
S-15™	—	1	—	1
M-Flex®	3	2	4	2
Innovent®	3	3	3	3

	8	9	13	10

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The ExOne Company Reports 2017 Second Quarter Results

August 9, 2017

The ExOne Company

Adjusted EBITDA Reconciliation

(in millions)

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss	$(6.4)	$(2.9)	$(13.2)	$(8.4)
Interest expense	0.0	0.0	0.1	0.2
Provision for income taxes	0.0	0.0	0.0	0.0
Depreciation and amortization	1.3	1.5	3.6	2.9
Equity-based compensation	0.3	0.2	0.8	0.6
Other expense (income) - net	0.0	(0.2)	0.1	(0.3)

Adjusted EBITDA	$(4.8)	$(1.4)	$(8.6)	$(5.0)

ExOne defines Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) as net loss (as calculated under accounting principles generally accepted in the United States (“GAAP”)) plus interest expense, provision for income taxes, depreciation and amortization, equity-based compensation, and other expense (income) - net. Use of Adjusted EBITDA, which is a non-GAAP financial measure, as defined under the rules of the U.S. Securities and Exchange Commission, is intended as a supplemental measure of ExOne’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA should not be considered as an alternative to net loss or any other performance measure derived in accordance with GAAP. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by unusual or non-recurring items.

The Company believes Adjusted EBITDA is meaningful to its investors to enhance their understanding of ExOne’s financial results. Although Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, the Company understands that it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare ExOne’s performance with the performance of other companies that report Adjusted EBITDA. ExOne’s calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

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